UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2019 (May 27, 2019)

SENMIAO TECHNOLOGY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, Shihao Square, Middle Jiannan Blvd., High-Tech Zone Chengdu, Sichuan, China	610000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 28 61554399

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIHS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2019, the Board of Directors (the “Board”) of Senmiao Technology Limited (the “Company”), upon the recommendation of the Compensation Committee of the Board (“Compensation Committee”), approved a compensation package (“Compensation Arrangement”) for Xi Wen, Chief Executive Officer of the Company and Executive Director of Sichuan Senmiao Ronglian Technology Co., Ltd., the Company’s variable interest subsidiary (“Sichuan Senmiao”).

Under the Compensation Arrangement, Mr. Wen is entitled to (i) an annual salary of US$100,000 for his service as Chief Executive Officer of the Company, payable quarterly in arrears, starting upon the Company’s receipt of proceeds from a financing of at least $1,000,000; (ii) an annual salary of RMB 600,000 (approximately US$86,877) for his service as the Executive Director for Sichuan Senmiao, payable monthly in arrears starting upon the Company’s receipt of proceeds from a financing of at least $1 million; and (iii) a cash bonus of up to US$50,000 for his services as Chief Executive Officer of the Company for the fiscal year ending March 31, 2020 upon satisfaction of the performance targets as reviewed by the Compensation Committee.

On May 27, 2019, the Company and Mr. Wen entered into an employment agreement (the “Employment Agreement”) to memorialize the Compensation Arrangement and the other terms of Mr. Wen’s continuing employment with the Company and Sichuan Senmiao. Under the Employment Agreement, Mr. Wen is entitled to the Compensation Agreement as described above, and is also entitled to participate in the Company’s equity incentive plans and other Company benefits (including health insurance, vacation and expense reimbursement), each in accordance with the Company’s policies as determined by the Board from time to time. The Employment Agreement has an initial term of three years and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

Pursuant to the Employment Agreement, the Company may terminate Mr. Wen’s employment for cause (as defined in the Employment Agreement), at any time, without notice. Upon a termination for cause, Mr. Wen will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law.

The Company may also terminate Mr. Wen’s employment without cause upon 30 days’ advance written notice. In the case of such a termination by the Company, the Company is required to provide the following severance payments and benefits to Mr. Wen: (1) a lump sum cash payment equal to three (3) months of the base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for three (3) months following the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Wen.

In addition, if the Company or its successor terminates the Employment Agreement upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, Mr. Wen shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of the base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for three months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Mr. Wen.

Pursuant to the Employment Agreement, Mr. Wen may terminate his employment at any time with 30 days’ advance written notice without cause or if there is any significant change in his authority, duties and responsibilities or a material reduction in his annual salary. In such case, Mr. Wen will be entitled to receive compensation equivalent to three months of his base salary.

In order to receive any severance benefits under the Employment Agreement, Mr. Wen will be required to execute and deliver to the Company a general release of claims in a form reasonably satisfactory to the Board.

The Employment Agreement also contains customary restrictive covenants relating to confidentiality, non-competition and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein in its entirety.

Mr. Wen has no family relationships with any director or executive officer of the Company. There are no transactions between the Company and Mr. Wen that will be required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 27, 2019, by and between Senmiao Technology Limited and Xi Wen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 30, 2019	SENMIAO TECHNOLOGY LIMITED

	By:	/s/ Xi Wen
Name: Xi Wen Title: Chief Executive Officer